[LETTERHEAD OF THOMPSON HINE]


September 1, 2005

The James Advantage Funds
1349 Fairground Road
Beavercreek, Ohio 45385

Ladies and Gentlemen:

A legal opinion that we prepared was filed with the Trust's Registration Statement (the "Legal Opinion"). We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 11 to your Registration Statement (the "Amendment"), and consent to all references to us in the Amendment.

Very truly yours,



Thompson Hine LLP